EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is executed and made effective as of July 1, 2003 between TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership, whose address is P.O. Box 10889, Greensboro, N.C. 27404 (the "Company") and FRANK C. MARCHISELLO, Jr, a resident of North Carolina, whose address is 600 Brookfield Drive, Gibsonville, NC 27249 ("Marchisello").

                                    RECITALS

A) Company and Marchisello entered into an employment agreement dated as of January 1, 1996 which was amended and restated as of January 1, 1999, August 16, 1999 and January 1, 2002 (the "Existing Employment Contract").

B) This agreement supercedes and replaces the Existing Employment Contract and to enter into this agreement in place thereof.

         Now therefore, in consideration of the promises contained herein and other valuable consideration, the parties agree as follows:

1)   Certain Definitions.

     a)   "Annual Base Salary" is defined in Section 5(a).

     b)   "Benefits" is defined in Section 5(b)(iv).

     c) "Cause": For purposes of this Agreement, the Company shall have "Cause" to terminate Marchisello's employment hereunder upon (i) Marchisello causing material harm to the Company through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

     d) "Change of Control" shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or Tanger Factory Outlet Centers, Inc. (the "TFOC") of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which TFOC or the Company does not survive as an independent, publicly owned corporation or TFOC or an entity wholly owned by TFOC ceases to be the sole general partner of the Company; or
          (C) the acquisition of securities of TFOC or the Company in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than Marchisello or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of TFOC (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (E) a merger involving TFOC if, immediately following the merger, the holders of TFOC's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (F) a majority of the members of the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

     e) "Disability" shall mean the absence of Marchisello from Marchisello's duties to the Company and/or TFOC on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to Marchisello or Marchisello's legal representative (such agreement as to acceptability not to be withheld unreasonably).

     f)   A "Contract Year" shall be a calendar year.

     g) "Good Reason": Marchisello shall have Good Reason to terminate his employment upon the occurrence of any of the following events:

          (1)  any  material   adverse   change  in  his  job  titles,   duties,
               responsibilities, perquisites granted hereunder, or authority without his consent;

          (2) if, after a Change of Control, either the principal duties of Marchisello are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent;

          (3) a material breach of this Employment Agreement by the Company, including without limitation, the failure to pay compensation or benefits when due hereunder if such failure is not cured within 30 days after delivery to the Company of Marchisello's written demand for payment thereof; or

          (4) if Marchisello elects to terminate his employment by written notice to the Company within the 180 day period following a Change of Control.

     h)   "Contract Term " is defined in Section 2(b).

2)   EMPLOYMENT.

     a) Marchisello's employment by the Company is continued under this Agreement, which supercedes and replaces the Existing Employment Contract, during the Contract Term (as defined below) upon the terms and conditions herein provided, unless Marchisello's employment is terminated earlier as provided in Section 6 hereof.

     b) The initial Contract Term of this Employment Agreement shall begin as of January 1, 2003 (the "Commencement Date") and shall end on December 31, 2005 (the "Initial Contract Term"). On January 1, 2004 and on the first day of January of each calendar year thereafter (an "Extension Date"), the Contract Term shall be automatically extended by one year unless (i) Marchisello's employment has been earlier terminated as provided in Section 6 or (ii) the Company gives written notice to Marchisello one hundred eighty (180) days prior to the Extension Date that the Contract Term shall not be automatically extended. For purposes of illustration, if Marchisello's employment has not been terminated as provided in Section 6 and if the Company has not given written notice to Marchisello at least 180 days prior to January 1, 2004 that the Contract Term will not be extended, on January 1, 2004, the Contract Term will be extended to and including December 31, 2006.

     If the Contract Term is extended as provided herein, Marchisello's employment may be terminated (other than upon expiration) only as provided in
Section 6. References herein to the "Contract Term" shall refer to the Initial Contract Term as extended pursuant to this Section 2.

3)   Position and Duties. Marchisello shall serve in the following manner:

     a)   During Marchisello's employment hereunder, he shall serve as:

          (1) an executive employee of the Company and shall report to a designated senior executive officer of the Company, and

          (2) the Executive Vice President and Chief Financial Officer of TFOC and shall have such duties, functions, responsibilities and authority as are consistent with those positions.

4)   Competition.

     a) Marchisello shall be prohibited from engaging in Competition (as defined in subsection 4(b) below) with the Company or TFOC during the following described periods: (i) during the period beginning on the date hereof and extending through the date on which Marchisello's employment hereunder is terminated; (ii) if Marchisello's employment is terminated by the Company for Cause or by Marchisello without Good Reason, from the date of such termination through the date of the first anniversary of such termination date and (iii) if Marchisello receives the Severance Payment described in Section 7(a) because of a termination of his employment by the Company without Cause or by Marchisello for Good Reason, from the date of such termination through the date of the third anniversary of such termination date.

     b) During the period prior to the termination of Marchisello's employment hereunder, the term "Competition" for purposes of this Agreement shall mean Marchisello's management, development or construction of any factory outlet centers or competing retail commercial property outside the Company and TFOC or any other active or passive investment in property connected with a factory outlet center or a competing retail commercial property outside the Company and TFOC, with the exception of

          (1) the ownership of up to 1% of any class of securities of any publicly traded company, and

          (2) service on the board of directors of any publicly traded company, whether or not such company engages in Competition as defined in this subsection 4(b).

Provided however, for any period following the termination of Marchisello's employment, Marchisello shall be considered as engaging in "Competition" prohibited by this Section only if Marchisello engages in the prohibited activities with respect to a property that is within a fifty (50) mile radius of the site of any commercial property owned, leased or operated by TFOC and/or the Company on the date Marchisello's employment terminated or with respect to a property that is within a fifty (50) mile radius of any commercial property which TFOC and/or Company actively negotiated to acquire, lease or operate within the six (6) month period ending on the date of the termination of Marchisello's employment.

     c) Marchisello covenants that a breach of subsection 4(a) above would immediately and irreparably harm the Company and TFOC and that a remedy at law would be inadequate to compensate the Company and TFOC for their losses by reason of such breach and therefore that the Company and/or TFOC shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Marchisello from committing any violation of subsection 4(a) above, and Marchisello hereby consents to the issuance of such injunction.

5)   Compensation  and  Related   Matters.   During   Marchisello's   employment
     hereunder, Marchisello shall be paid the compensation and shall be provided with the benefits described below:

     a) Annual Base Salary. Marchisello's annual base compensation ("Annual Base Salary") payable with respect to the Contract Year ending December 31, 2003 shall be $243,101.31. The amount of Annual Base Salary payable to Marchisello with respect to each Contract Year thereafter shall be an amount negotiated between and agreed upon by Marchisello and the Board of Trustees of the Company's general partner but in no event less than Marchisello's Annual Base Salary for the prior Contract Year.

     b) Benefits. Marchisello shall be entitled to (i) receive stock options (incentive or nonqualified) under the Company's Unit Option Plan; (ii) participate in the Company's 401(k) Savings Plan; (iii) receive vacation during each Contract Year in accordance with the policy of the Company; and (iv) participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company to any of its employees generally and for which Marchisello is eligible (collectively "Benefits").

     c) Expenses. The Company shall promptly reimburse Marchisello for all reasonable travel and other business expenses incurred by Marchisello in the performance of his duties to the Company hereunder.

6) Termination. Marchisello's employment hereunder may be terminated prior to the end of the Contract Term by the Company or Marchisello, as applicable, without any breach of this Agreement only under the following circumstances:

     a) Death. Marchisello's employment hereunder shall terminate upon his death.

     b) Disability. If the Disability of Marchisello has occurred during the Contract Term, the Company may give Marchisello written notice of its intention to terminate Marchisello's employment. In such event, Marchisello's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Marchisello, provided that within the 30 days after such receipt, Marchisello shall not have returned to full-time performance of his duties.

     c) Cause. The Company may terminate Marchisello's employment hereunder for Cause.

     d)   Good Reason. Marchisello may terminate his employment for Good Reason.

     e) Without Cause. The Company may terminate Marchisello's employment hereunder without Cause upon 30 days notice.

     f) Resignation without Good Reason. Marchisello may resign his employment without Good Reason upon 90 days written notice to the Company.

     g) Notice of Termination. Any termination of Marchisello's employment hereunder by the Company or Marchisello (other than by reason of Marchisello's death) shall be communicated by a notice of termination to the other party hereto. For purposes of this Agreement, a "notice of termination" shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Marchisello's employment under the provision indicated and (iii) specifies the effective date of the termination.

7)   Severance Benefits.

     a) Termination without Cause or for Good Reason: If Marchisello's employment shall be terminated (i) by the Company other than for Cause (as defined above) or (ii) by Marchisello for Good Reason (as defined above), the Company shall pay Marchisello an amount equal to 300% of his Annual Base Salary for the Contract Year in which the termination occurs. Such amount shall be paid in equal consecutive monthly or bi-weekly installments in accordance with the Company's regular pay schedule over a 36 month period beginning on the effective date of the termination of Marchisello's employment.

     b) Termination by Death or Disability. Upon the termination of Marchisello's employment by reason of his death or Disability, the Company shall pay to Marchisello or to the personal representatives of his estate an amount equal to the Annual Base Salary for the Contract Year within which such termination occurs. Such amount shall be paid in equal consecutive monthly or bi-weekly installments in accordance with the Company's regular pay schedule over the 12 month period beginning on the effective date of the termination of Marchisello's employment.

     c) Termination for Cause or Without Good Reason. If Marchisello's employment is terminated by the Company for Cause or by Marchisello without Good Reason, Marchisello shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination.

     d) Survival. Neither the termination of Marchisello's employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration.

     e) Mitigation of Damages. In the event of any termination of Marchisello's employment by the Company, Marchisello shall not be required to seek other employment to mitigate damages, and any income earned by Marchisello from other employment or self-employment shall not be offset against any obligations of the Company to Marchisello under this Agreement.

8)   Limitation on Severance Benefits.

     a) Notwithstanding any other provision of this Agreement, and except as provided in paragraph 8(b) below, payments and benefits to which Executive would otherwise be entitled under the provisions of this Agreement will be reduced (or Marchisello shall make reimbursement of amounts previously paid) to the extent necessary to prevent Marchisello from having any liability for the federal excise tax levied on certain "excess parachute payments" under section 4999 of the Internal Revenue Code as it exists as of the date of this Agreement.

     b) Marchisello may determine the amount (if any) of reduction for each payment or benefit that he would otherwise be entitled to receive. The extent to which the payments or benefits to Marchisello are to be reduced pursuant to paragraph 8(a) will be determined by the accounting firm servicing the Company on the date that Marchisello's employment is terminated. The Company shall pay the cost of such determination.

     c) If the final determination of any reduction in any benefit or payment pursuant to this Section has not been made at the time that
          Marchisello is entitled to receive such benefit or payment, the Company shall pay or provide an estimated amount based on a recommendation by the accounting firm making the determination under subparagraph 8(b). When the final determination is made, the Company shall pay Marchisello any additional amounts that may be due or Marchisello shall reimburse the Company for any estimated amounts paid to Marchisello that were in excess of the amount payable hereunder.

9)   Miscellaneous.

          9.1) Binding on Successors.  This Agreement  shall be binding upon and inure to the benefit of the Company and Marchisello and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

          9.2) Governing  Law. This  Agreement is being made and executed in and is intended to be performed in the State of North Carolina, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina without any reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

          9.3) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          9.4) Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

               (a)  If to the Company, to:

                    Mr. Stanley K. Tanger
                    Tanger Properties Limited  Partnership
                    3200  Northline   Avenue,
                    Suite  360  or  P.O.  Box  10889
                    Greensboro, NC 27408

               (b)  If to Marchisello, to:

                    Mr.  Frank  C.   Marchisello, Jr.
                    600  Brookfield   Drive
                    Gibsonville, NC 27249

or at any other address as any party shall have specified by notice in writing to the other parties.

          9.5) Counterparts.   This   Agreement   may  be  executed  in  several
               counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

          9.6) Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Marchisello by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

          9.7) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Marchisello and the Company. By an instrument in writing similarly executed, Marchisello or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

          9.8) No Effect on Other Contractual Rights. Notwithstanding Section 6, the provisions of this Agreement, and any other payment provided for hereunder, shall not reduce any amounts otherwise payable to Marchisello under any other agreement between Marchisello and the Company, or in any way diminish Marchisello's rights under any employee benefit plan, program or arrangement of the Company to which he may be entitled as an employee of the Company.

          9.9) No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.

                              TANGER PROPERTIES LIMITED PARTNERSHIP, a
                              North Carolina Limited Partnership

                              By:  TANGER GP TRUST, its sole General Partner

                              By:  /s/ Stanley K. Tanger
                                   ________________________
                                   Stanley K. Tanger, Chief Executive Officer
                                   and Chairman of the Board


                              (SEAL) FRANK C. MARCHISELLO, JR.